CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-14567 on Form N-1A of our reports dated February 10, 2022, relating to the financial statements and financial highlights of VP Balanced Fund, VP Capital Appreciation Fund, VP Growth Fund, VP Disciplined Core Value Fund, VP International Fund, VP Large Company Value Fund, VP Mid Cap Value Fund, VP Ultra® Fund, and VP Value Fund, each a series of American Century Variable Portfolios, Inc., appearing in the Annual Report on Form N-CSR of American Century Variable Portfolios, Inc. for the year ended December 31, 2021, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
April 13, 2022